Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Reports Financial Results for First Quarter of 2004

- Conference call with senior management scheduled for 9:00 AM ET today -

Waltham, Mass., May 10, 2004 – Oscient Pharmaceuticals (Nasdaq: GENE) today reported financial results for the first quarter of 2004. For the first quarter ended March 27, 2004, the Company reported a net loss of ($19,479,000), or ($0.35) per basic and diluted share, on total revenues of $1,761,000. This compares to pre-merger results of a net loss of ($8,712,000), or ($0.37) per basic and diluted share, on total revenues of $2,739,000 for the first quarter of 2003. Included in the results for the first quarter of 2004 are approximately $11.7 million in non-cash write-offs for in-process technology related to the merger with Genesoft Pharmaceuticals completed in February 2004. Cash utilization for the quarter ended March 31, 2004 was $10.1 million, and the Company’s ending cash balance was approximately $92 million.

Subsequent to the March 2004 quarter end, the Company raised an additional $120 million in net proceeds through a convertible note financing. The Company’s cash, cash equivalents and investments were approximately $209 million after the close of this financing. The Company may receive additional proceeds from an $18.75 million overallotment option on the convertible financing.

“Our pre-launch activities for FACTIVE® (gemifloxacin mesylate) tablets directed at managed care and opinion leaders are already in full swing,” stated Steven M. Rauscher, President and CEO of Oscient Pharmaceuticals. “Extensive pharmaceutical launch experience and expertise in anti-infectives are two of the key attributes of our newest management team members, some of whom have already been announced, others who will be joining us in the coming weeks.”

Management noted that research and development expenses for the first quarter of 2004 decreased to $5,632,000 from $6,715,000 in the prior year quarter, primarily reflecting the shift away from early-stage drug discovery research to focus on clinical development. Selling, general and administrative expenses increased from $2,224,000 in the first quarter of 2003 to $3,851,000 in the first quarter of 2004, reflecting the integration of the two companies post-merger, pre-launch expenses for FACTIVE tablets and the addition of key personnel in sales and marketing. Management expects increased sales and marketing expenditures related to the launch of FACTIVE tablets. The decrease in revenues for the first quarter of 2004 reflected the conclusion of certain sponsored research alliances.

Overview

The first quarter of 2004 was marked by the closing the merger between Genome Therapeutics and Genesoft Pharmaceuticals to form Oscient Pharmaceuticals, continued progress toward launching FACTIVE tablets and the advancement of the clinical development of Ramoplanin:

•	On February 6, 2004, the Company announced the closing of the merger between Genome Therapeutics and Genesoft Pharmaceuticals. In association with the merger, the Company completed a financing of approximately $81 million in net proceeds. On April 13, shareholders approved changing the Company’s name to Oscient Pharmaceuticals.

•	With the recent hiring of vice presidents of Sales, Marketing and Medical and Scientific Relations, the Company is building a team of pharmaceutical industry veterans to launch FACTIVE tablets this summer. Outreach to opinion leaders, health maintenance organizations and pharmacy benefit managers is already underway.

•	In March, Health Canada approved FACTIVE tablets for the treatment of acute bacterial exacerbations of chronic bronchitis.

•	In February, the investigational antibiotic, Ramoplanin, received Fast Track status from the FDA for the treatment of Clostridium difficile-associated diarrhea (CDAD). The Phase II trial for CDAD continues and preliminary results are expected by the end of the first half of 2004.

Among the milestones expected during the next 12-18 months:

•	Launch FACTIVE tablets to wholesalers and begin physician detailing

•	Initiate the Phase III trial of Ramoplanin for the treatment of CDAD

•	Commence clinical development of the FACTIVE intravenous formulation

•	Submit an NDA to the FDA for the acute bacterial sinusitis indication of FACTIVE tablets

Management noted that physician selling is scheduled to commence in September and that 2004 revenues will primarily reflect wholesaler and pharmacy stocking. Guidance on 2004 FACTIVE revenues will be provided later in the year.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation, which was formed through the merger of Genome Therapeutics and Genesoft Pharmaceuticals, is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is preparing for a launch in the summer of 2004 of its lead product, FACTIVE® (gemifloxacin mesylate) tablets, recently approved by the FDA for two indications. In addition to the oral tablet form, Oscient Pharmaceuticals is developing a FACTIVE intravenous formulation for use in hospitalized patients.

The Company has a second novel antibiotic candidate, Ramoplanin, in Phase III development for the prevention of serious hospital-acquired bloodstream infections caused by vancomycin-resistant enterococci (VRE), and in a Phase II trial for the treatment of Clostridium difficile-associated diarrhea (CDAD). The Company’s preclinical programs include an oral peptide deformylase (PDF) inhibitor series, under preclinical development for community-based respiratory tract infections. For more information, visit www.oscient.com.

Important Safety Information about FACTIVE Tablets

FACTIVE tablets are orally administered, broad-spectrum fluoroquinolone antibiotics to which Oscient Pharmaceuticals has licensed North American and European rights for commercialization. FACTIVE tablets are approved for the treatment of community-acquired pneumonia of mild to moderate severity(1) and for treating acute bacterial exacerbations of chronic bronchitis(2). FACTIVE tablets should only be used to treat infections that are proven or strongly suspected to be caused by bacteria. It does not treat viral infections. The most common side effects include diarrhea, rash, nausea, headache, vomiting, stomach pain, dizziness, and taste perversion. Serious and occasionally fatal hypersensitivity and/or anaphylactic reactions have been reported in patients receiving fluoroquinolone therapy. FACTIVE tablets should be discontinued immediately at the appearance of any sign of a hypersensitivity reaction and the need for fluoroquinolone therapy should be evaluated. FACTIVE tablets should also be discontinued if a patient experiences pain, inflammation, or rupture of a tendon. As with other fluoroquinolones, FACTIVE tablets should be used with caution in patients with CNS diseases and those who present with diarrhea, and should be discontinued if a patient experiences central nervous system reactions. The safety and effectiveness of FACTIVE tablets in children, adolescents, pregnant women, and lactating women have not been established. Gemifloxacin may prolong the QT interval in some patients and should be avoided in patients with a history of prolongation of the QTc interval, patients with uncorrected electrolyte disorders, and patients receiving class 1A or class III antiarrhythmic agents. Patients should not take antacids containing magnesium and/or aluminum or products containing ferrous sulfate (iron), multivitamin preparations containing zinc or other metal cations, or Videx® (didaosine) chewable/buffered tablets or the pediatric powder for oral solution within 3 hours before or 2 hours after taking FACTIVE tablets. FACTIVE tablets should be taken at least 2 hours before sucralfate. As with all drugs in the class, patients should avoid excessive sunlight or artificial ultraviolet light while taking FACTIVE tablets, and should discontinue treatment if a photosensitivity reaction is suspected. Patients receiving FACTIVE tablets should also maintain adequate hydration. For complete prescribing information, please see the package insert available at www.factive.com.

(1) Caused by Streptococcus pneumoniae (including multi-drug resistant strains), Haemophilus influenzae, Moraxella catarrhalis, Mycoplasma pneumoniae, Chlamydia pneumoniae or Klebsiella pneumoniae.

(2) Caused by Streptococcus pneumoniae, Haemophilus influenzae, Haemophilus parainfluenzae or Moraxella catarrhalis.

Forward-Looking Statement

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These factors include the risk that our business and the business of Genesoft Pharmaceuticals will not be integrated successfully and the significant costs related to the integration. In addition, our business is significantly dependent upon our ability to launch the commercial sale of FACTIVE® tablets, and, due to the limitations on our resources and experience in commercializing products, there can be no assurance that we will be able to successfully launch FACTIVE tablets. Even if we succeed in launching FACTIVE tablets, the product may not gain market acceptance due to competition from competing products or unanticipated safety, efficacy, manufacturing or other regulatory issues. It is also uncertain whether we will be able to expand the indications for which FACTIVE tablets are approved as a result of, for example, failures in future clinical trials or safety concerns. We continue to be subject to the risks related to our lead product candidate, Ramoplanin, such as (i) our inability to obtain regulatory approval to commercialize Ramoplanin due to negative, inconclusive or insufficient clinical data and (ii) delays in the progress of our clinical trials for Ramoplanin, and increased cost, due to the pace of enrollment of patients in the trials or fluctuations in the infection rate of enrolled patients. We are also subject to risks related to our inability or the inability of our alliance partners to successfully develop and commercialize products based on our discoveries. In addition, we are subject to the risk factors set forth in Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ending December 31, 2003 and those set forth in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

A conference call will be held today at 9:00 AM ET with Steven Rauscher, President and CEO and other members of the management team. Participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available two hours after the conclusion of the call until May 17, 2004. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 7322010. A replay of the webcast will also be available on the Company’s website.

- tables follow -

OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	March 27, 2004	March 29, 2003
Revenues:
Biopharmaceutical	$1,661	$1,454
Genomics services	100	1,285

Total revenues	1,761	2,739

Costs and Expenses:
Cost of services	—	1,903
Research and development	5,632	6,715
Write-off of in-process technology at merger	11,704	—
Selling, general and administrative	3,851	2,224

Total costs and expenses	21,187	10,842

Loss from operations	(19,426)	(8,103)

Other Income (Expense):
Interest income / (expense)	(104)	(479)
Gain (loss) on sale of fixed assets	42	(130)
Other Income	9	—

Net other income (expense)	(53)	(609)

Net Loss:	$(19,479)	$(8,712)

Basic/diluted net loss per common share	$(0.35)	$(0.37)

Basic/diluted weighted average common shares outstanding	56,150,083	23,595,026

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	March 27, 2004	December 31, 2003
Cash, cash equivalents and marketable securities	$91,859	$28,665
Total assets	236,280	40,516
Long-term obligations, net of current maturities	36,582	292
Shareholders’ equity	180,045	29,940

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